Exhibit 5.1

Spire Inc. 700 Market Street St. Louis, MO 63101

February 6, 2025

Spire Inc.

700 Market Street

St. Louis, MO 63101

Ladies and Gentlemen:

I am the Senior Vice President, Chief Legal Officer of Spire Inc., a Missouri corporation (the “Company”), and in such capacity I am familiar with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of up of 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, authorized for issuance pursuant to the Spire 2025 Equity Incentive Plan (the “Plan”).

I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies.

On the basis of the foregoing, I am of the opinion that the Shares to which the Registration Statement relates, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable. The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. I express no opinion as to the laws of any jurisdiction other than the laws of the State of Missouri.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. I assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Matthew J. Aplington

Matthew J. Aplington

Senior Vice President, Chief Legal Officer